Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF (EACH, A “TRANSFER”) ONLY IF SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR IF SUCH TRANSFER IS MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS AFTER PROVIDING AN OPINION OF COUNSEL TO SUCH EFFECT.

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN A LOAN AND SECURITY AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

VIKING THERAPEUTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant Shares: 960,000	Date of Issuance: April 13, 2016

THIS WARRANT TO PURCHASE COMMON STOCK (this “Warrant”) certifies that, for value received, LIGAND PHARMACEUTICALS INCORPORATED or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from Viking Therapeutics, Inc., a Delaware corporation (the “Company”), up to 960,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock of the Company, par value $0.00001 per share (“Common Stock”). This Warrant is being issued pursuant to that certain Loan and Security Agreement, dated May 21, 2014, by and between the Company and the Holder, as amended or restated from time to time (the “Loan and Security Agreement”).

The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  Prior to due presentment to the Company for registration of transfer of this Warrant, the Company may deem and treat the person in whose name this Warrant is registered in the Warrant Register as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing on this Warrant made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

1.Terms and Exercise of Warrant.

1.1Exercise Price. This Warrant shall entitle the Holder, subject to the provisions of this Warrant, to purchase from the Company the number of shares of Common Stock stated herein at the price of $1.50 per share, subject to the adjustments provided herein. The term

“Exercise Price” as used in this Warrant shall mean the price per share at which shares of Common Stock may be purchased at the time this Warrant is exercised.

1.2Duration of Warrant. This Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Date of Issuance and ending on April 13, 2021 (the “Expiration Date”). If this Warrant is not exercised on or before the Expiration Date, it shall become void, and all rights thereunder and all rights in respect thereof under this Warrant shall cease at 5:00 p.m. New York City time on the Expiration Date.

1.3Exercise of Warrant.

1.3.1Payment. Subject to the provisions of this Warrant, this Warrant may be exercised by the Holder by submitting a duly executed Election to Purchase attached hereto, at the principal office of Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), which may be done by fax or email delivery, and by paying, within two trading days of the date of exercise, in full the Exercise Price for each full share of Common Stock as to which this Warrant is exercised (the “Aggregate Exercise Price”), in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the order of the Company or by Cashless Exercise, if permitted under, and in accordance with, Section 1.3.2. No ink-original Election to Purchase shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Election to Purchase form be required; provided, however, that if the Holder requests that the shares of Common Stock be issued or registered to a holder other than the Holder, then an ink-original Election to Purchase and a medallion guarantee shall be required.  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three trading days of the date the final Election to Purchase is delivered to the Company.

1.3.2Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the shares of Common Stock that are subject to the Election to Purchase is not available for the issuance of such shares of Common Stock, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =

the arithmetic average of the Closing Sale Prices (as defined below) of the Common Stock for the five (5) consecutive trading days ending on the date immediately preceding the date the Company receives the duly executed Election to Purchase.

C =	the Exercise Price then in effect for the applicable shares of Common Stock at the time of such exercise.

The term “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Nasdaq Capital Market, as reported by Bloomberg, or, if the Nasdaq Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Nasdaq Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 5.3. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, the shares of Common Stock issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the shares of Common Stock shall be deemed to have commenced, on the date this Warrant was originally issued.

1.3.3Issuance of Common Stock on Exercise. Assuming funds for exercise are paid on or before the second trading day following the date of receipt by the Company of an Election to Purchase, then on or before the third trading day following the date upon which the Company has received a duly executed Election to Purchase, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in The Depository Trust Company’s (the “Depository”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with the Depository through its Deposit/Withdrawal at Custodian System and provided further that there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, or (ii) if the transfer agent is not participating in the Depository’s Fast

Automated Securities Transfer Program or there is not an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. While this Warrant remains outstanding, the Company shall maintain a transfer agent that participates in the Depository’s Fast Automated Securities Transfer Program.

1.3.4Valid Issuance. All Common Stock issued or issuable upon the proper exercise of this Warrant in conformity with the terms hereof shall be validly issued, fully paid and nonassessable.

1.3.5Date of Issuance. Each person in whose name any certificate for the Common Stock is issued or to whom shares of Common Stock are credited to such person’s account at the Depository shall for all purposes be deemed to have become the holder of record of such Common Stock as of the time that a duly executed Election to Purchase is delivered in accordance with Section 1.3.1, assuming, in the case of a Cash Exercise, payment of the Aggregate Exercise Price is made within two (2) Trading Days after the delivery of the Election to Purchase, and if the payment of the Aggregate Exercise Price is not made within two (2) Trading Days after the delivery of the Election to Purchase, the Holder shall be deemed to have become the holder of record of such Common Stock on the first Trading Day after the date on which the Aggregate Exercise Price has been paid, irrespective of the date of delivery of such certificate or the date the shares of Common Stock are credited to such person’s account at the Depository, except that, if the date of such delivery and/or payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.3.6Share Delivery Failure. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) trading days after receipt of the applicable Election to Purchase (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or credit the Holder’s balance account with the Depository for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be, but in each case without a restrictive legend) (a “Delivery Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within three (3) Business Days (as defined below) after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to 100% of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the shares of Common Stock on any trading day during the period commencing on the date of the applicable Election to Purchase and ending on the date immediately preceding the date of such issuance and payment under this clause (ii). The term “Business Day” as used in this Warrant shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, State of New York or the City of San Diego, State of California.  If the Company fails for any reason to deliver to the Holder the Common Stock subject to a Election to Purchase by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Stock subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Election to Purchase), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Deadline until such shares of Common Stock are delivered or Holder rescinds such exercise.  For the purposes of this provision “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq Capital Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Nasdaq Capital Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

1.4Beneficial Ownership Limitation on Exercises. The Company shall not affect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise, the Holder (together with the Holder’s affiliates, and any persons acting as a group together with the Holder or any Holder’s affiliates) would beneficially own in excess of 49.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise,. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates, and any persons acting as a group together with the Holder and the Holder’s affiliates, shall include the number of shares of

Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its affiliates, and any persons acting as a group together with the Holder and the Holder’s affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its affiliates, and any persons acting as a group together with the Holder and the Holder’s affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company shall not be responsible for calculating beneficial ownership in accordance with the provisions of this Section 1.4. To the extent that the limitation contained in this Section 1.4 applies, the Holder’s submission of an Election to Purchase shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to any other securities owned by the Holder together with any affiliates, and any persons acting as a group together with the Holder and the Holder’s affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent written public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) trading days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates, and any persons acting as a group together with the Holder and the Holder’s affiliates, since the date as of which such number of outstanding shares of Common Stock was reported. For purposes of clarity, the Common Stock underlying this Warrant in excess of the Maximum Percentage for the Holder shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions set forth herein shall be construed and implemented in a manner otherwise than in strict conformity with the other terms of this Section 1.4 to the extent necessary to correct any such provision which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.Adjustments.

2.1Stock Dividends.

2.1.1Split-Ups. If after the date hereof, and subject to the provisions of Section 2.4, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for this Warrant.

2.1.2Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 2.1.1 or Section 2.2 (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of this Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Warrant Shares, distribute to the Holder a pro rata portion of such Distribution based on the portion of this Warrant that has been exercised (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

2.2Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for this Warrant.

2.3Subsequent Rights Offerings.  In addition to any adjustments stated herein, if at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation on the Maximum Percentage immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

2.4Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1.4 on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1.4 on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration the Holder receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which stockholders of the Company received any equity securities of the Successor Entity to assume in writing all obligations of the Company under this Warrant in accordance with the provisions of this Section 2.3 pursuant to agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to the limitations on exercise set forth in Section 1.4) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

2.5Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 2, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 2, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. In any case in which this Section 2 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if the Holder exercises this Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

2.6Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

2.7No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares upon exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder. If less than all of this Warrant is exercised, the outstanding number of Warrant Shares purchasable hereunder shall be reduced by an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases

2.8Form of Warrant. This Warrant need not be changed because of any adjustment pursuant to this Section 2, and may state the same Exercise Price and the same number of shares as is stated in the originally issued Warrant.

3.Transfer and Exchange of Warrant.

3.1Transfer. Subject to applicable securities laws and any lock-up or other restrictions contained in the Loan and Security Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, , together with a written request for exchange or transfer, duly executed by the Holder, or by a duly authorized attorney, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Holder, so surrendered, representing an equal aggregate number of Warrants.

3.2Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Warrant for a fraction of a Warrant.

4.Other Provisions Relating to Rights of Holder.

4.1No Rights as Stockholder. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. This Warrant does not entitle the Holder to any of the rights of a stockholder.

4.2Lost, Stolen, Mutilated, or Destroyed Warrant. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity (including obtaining a bond protecting the Company) or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

4.3Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of this Warrant.

5.Miscellaneous Provisions.

5.1Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns.

5.2Notices. Any notice, statement or demand authorized by this Warrant to be given or made by the Holder to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Holder), as follows:

Viking Therapeutics, Inc.

12340 El Camino Real, Suite 250

San Diego, CA 92130

Attention: Chief Executive Officer

By Telefax (which constitutes notice): (858) 704-4659

By Email (which constitutes notice): blian@vikingtherapeutics.com with copies to:

Jeffrey T. Hartlin
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304

By Telefax (which constitutes notice): (650) 320-1904
By Email (which constitutes notice): jeffhartlin@paulhastings.com

Any notice, statement or demand authorized by this Warrant to be given or made by the Company to or on the Holder shall be sufficiently given (a) upon receipt if by hand or overnight delivery, (b) when sent, if delivered by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (c) if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Holder with the Company), as follows:

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Rd., Suite 200

La Jolla, CA 92037

By Email (which constitutes notice): cberkman@ligand.com

5.3Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and the Holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Holder hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

5.4Persons Having Rights under this Warrant. Nothing in this Warrant shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Holder any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Holder.

5.5Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

5.6Amendments. This Warrant may be amended by the parties hereto with the written consent of the Company and the Holder.

5.7Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.8Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

VIKING THERAPEUTICS, INC.

By:	/s/ Brian Lian, Ph.D.
Name: Brian Lian, Ph.D.
Title: President and Chief Executive Officer

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by the attached Warrant to Purchase Common Stock (the “Warrant”), to receive shares of Common Stock and herewith tenders payment for such shares to the order of Viking Therapeutics, Inc. (the “Company”) in the amount of $         in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                     , whose address is                       , and that such shares be delivered to                      , whose address is                     . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant representing the remaining balance of such shares be registered in the name of                     , whose address is                     , and that such Warrant be delivered to                     , whose address is                     .

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 1.3.2 of the Warrant, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 1.3.2 of the Warrant.

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to                  Warrant Shares, resulting in a delivery obligation by the Company to the Holder of shares of Common Stock representing the applicable Net Number, subject to adjustment.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant, through cashless exercise (i) the number of shares that the Warrant is exercisable for shall be determined in accordance with the relevant section of the Warrant which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant, through the cashless exercise provisions of the Warrant, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant representing the remaining balance of such shares be registered in the name of                      , whose address is                     , and that such Warrant be delivered to                     , whose address is                     .

Date: , 20	(Signature)

(Address)

(Tax Identification Number)